Exhibit 23.1



                    CONSENT OF INDEPENDENT AUDITORS
               --------------------------------------------



To the Board of Directors
EFTC Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 of EFTC Corporation of our report dated January 26, 1999, except as to note 14, which is as of March 22, 1999, relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and our report dated January 26, 1999 on the related financial statement schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of EFTC Corporation.





/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 22, 1999